EXHIBIT 23.02


Consent of Independent Public Accountants


As independent public accountants, we hereby consent to all references to this form under the heading "Experts" and the incorporation of our report dated January 18, 2002, in this registration statement (Form SB-2) as amended of Medstretch Inc.


/s/ Malone & Bailey, PLLC

Houston, Texas.
www.malone-bailey.com

April 3, 2002